Exhibit 19.1

NUVEEN GLOBAL CITIES REIT, INC.
INSIDER TRADING POLICY STATEMENT

Adopted as of August 6, 2018

It is the policy of Nuveen Global Cities REIT, Inc. (the “Company”) that no director, officer or other employee (“Covered Persons”) of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of material nonpublic information about a subsidiary or other affiliate of the Company or a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities.

Covered Persons, together with their family members, may not engage in any transaction in the Company’s securities (including a gift, contribution to a trust or similar transfer) at any time without first providing notice of the transaction to a compliance officer responsible for administering and monitoring this insider trading policy (the “Compliance Officer”), who shall be appointed by the Company’s Audit Committee. If you are a Covered Person and an employee of Nuveen, LLC or one of its affiliates, then compliance with the then applicable Nuveen policy governing insider trading, which requires pre-clearance of any transaction in the Company’s securities, is deemed as compliance with this insider trading policy statement. If you are a Covered Person and an independent director of the Company, as defined in the Company’s charter, then you must submit notice of the proposed transaction to the Compliance Officer at least two days prior to effecting the transaction. No Covered Person shall engage in any transaction in the event the Compliance Officer notifies such Covered Person that such person is not permitted to do so.

The Company’s insider trading policy does not apply to the exercise of an employee stock option or independent director stock option. The policy does apply, however, to the subsequent sale of any stock received upon the exercise of an option, as well as the sale of stock as part of a broker-assisted cashless exercise of an option or to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

In addition, the Company’s insider trading policy does not apply to purchases of Company stock under the Company’s distribution reinvestment plan resulting from the reinvestment of distributions paid on Company securities. The policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions made to the plan and to elections to participate in the plan or increases in the level of participation in the plan. The policy also applies to sales of any Company stock purchased pursuant to the plan.

The failure of a Covered Person to comply with the Company’s insider trading policy may subject him or her to sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law. Each Covered Person must acknowledge that he or she has received a copy of the Company’s insider trading policy and has read and understands the Company’s insider trading policy by signing the Receipt and Acknowledgement form, attached hereto, and returning the same to the Compliance Officer.
RECEIPT AND ACKNOWLEDGMENT OF INSIDER TRADING POLICY STATEMENT
I hereby acknowledge that I have received, carefully read and understand the “Insider Trading Policy Statement” of Nuveen Global Cities REIT, Inc. dated August 6, 2018 and will comply in all respects with all such procedures to which I am subject. I understand that the Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy Statement.

Signature Date
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Name (please print)

VIOLATION OF THE POLICIES DESCRIBED ABOVE WILL RESULT IN SERIOUS DISCIPLINARY ACTION BY THE COMPANY AND/OR ITS SUBSIDIARIES, INCLUDING POSSIBLE DISMISSAL AND MAY RESULT IN CRIMINAL AND CIVIL PENALTIES. IF YOU HAVE ANY QUESTIONS ABOUT THESE POLICIES OR WHETHER YOU MAY BUY OR SELL ANY SECURITY AT A PARTICULAR TIME, PLEASE CONTACT THE COMPLIANCE OFFICER BEFORE YOU TAKE ANY ACTION WHICH MAY BE PROHIBITED.